Exhibit 99.1

Ellington Residential Mortgage REIT Reports Third Quarter 2019 Results
OLD GREENWICH, Connecticut—November 4, 2019
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended September 30, 2019.
Highlights

•	Net income of $3.7 million, or $0.30 per share.

•	Core Earnings[1] of $0.9 million, or $0.07 per share, and Adjusted Core Earnings[1] of $2.4 million, or $0.19 per share.

•	Book value of $12.42 per share as of September 30, 2019, which includes the effect of a third quarter dividend of $0.28 per share.

•	Net interest margin of 0.38%, and adjusted net interest margin[2] of 0.81%.

•	Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 14.5%.

•	Dividend yield of 10.3% based on the November 1, 2019 closing stock price of $10.83.

•	Debt-to-equity ratio of 8.7:1 as of September 30, 2019; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.6:1.

•	Net mortgage assets-to-equity ratio of 7.7:1[3] as of September 30, 2019.

•	Repurchased 33,706 shares during the quarter, or approximately 0.3% of our outstanding shares as of the beginning of the quarter, at an average price of $9.87 per share.
Third Quarter 2019 Results
"Our disciplined hedging strategy and portfolio of high-quality specified pools helped Ellington Residential deliver strong earnings for the quarter, despite wide swings in long-term interest rates, increasing prepayment rates, and an inverted yield curve," said Laurence Penn, Chief Executive Officer and President.
"For the quarter, our net income exceeded our dividend, opportunistic share repurchases helped boost book value, and altogether our economic return for the quarter was a solid 2.4%, or 10.0% annualized. While adjusted core earnings declined quarter over quarter, we believe that the prospects to expand our net interest margin and grow core earnings are improving, as we benefit from lower repo borrowing rates and wider yield spreads on new investments following the spread widening we saw in August.
"If the prepayment wave continues to intensify from here, we would expect to see further divergence of performance between different subsectors of the Agency RMBS market, and we would expect to capitalize on the opportunities created by that divergence. We believe that the current market environment highly favors our core strengths of prepayment modeling, asset selection and dynamic interest rate hedging, while also creating meaningful short-term trading opportunities. We also believe that our smaller size is an advantage in this market environment, as it enables us to be nimble and react quickly to reposition our portfolio in response to market distress."

1 Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
2 Adjusted net interest margin represents net interest margin excluding the effect of the Catch-up Premium Amortization Adjustment on interest income.
3 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of September 30, 2019 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.395 billion and $(202.0) million, respectively, and total shareholders' equity was $154.6 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of September 30, 2019 and June 30, 2019:

	September 30, 2019					June 30, 2019
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$153,142	$160,012	$104.49	$155,913	$101.81	$159,586	$165,605	$103.77	$162,516	$101.84
20-year fixed-rate mortgages	17,251	18,348	106.36	17,993	104.30	29,891	31,402	105.06	30,972	103.62
30-year fixed-rate mortgages	996,703	1,058,919	106.24	1,044,699	104.82	1,049,509	1,106,247	105.41	1,098,108	104.63
ARMs	36,681	38,112	103.90	37,874	103.25	39,196	40,422	103.13	40,652	103.71
Reverse mortgages	89,444	98,436	110.05	96,524	107.92	86,722	94,690	109.19	93,831	108.20
Total Agency RMBS	1,293,221	1,373,827	106.23	1,353,003	104.62	1,364,904	1,438,366	105.38	1,426,079	104.48
Non-Agency RMBS	11,128	9,176	82.46	7,044	63.30	11,491	9,285	80.80	7,231	62.93
Total RMBS(2)	1,304,349	1,383,003	106.03	1,360,047	104.27	1,376,395	1,447,651	105.18	1,433,310	104.14
Agency IOs	n/a	11,565	n/a	12,144	n/a	n/a	11,801	n/a	12,244	n/a
Total mortgage-backed securities		$1,394,568		$1,372,191			$1,459,452		$1,445,554

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
The Company's overall RMBS portfolio decreased by 4.4% to $1.395 billion as of September 30, 2019, as compared to $1.459 billion as of June 30, 2019. The Company's Agency RMBS portfolio turnover was 15% for the both the current and prior quarter.
Despite large fluctuations in long-term interest rates, increasing prepayment rates, and an inverted yield curve, the Company benefited from strong performance in its Agency RMBS portfolio during the quarter. Pay-ups on the Company's specified pools increased for the fourth consecutive quarter, and along with declining interest rates, helped generate net realized and unrealized gains on its portfolio. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Similar to previous quarters, the decline in mortgage rates and associated increase in actual and projected prepayments drove the expansion of pay-ups. Average pay-ups on the Company's specified pools increased to 1.86% as of September 30, 2019, as compared to 1.56% as of June 30, 2019, 0.99% as of March 31, 2019, 0.58% as of December 31, 2018, and 0.56% as of September 30, 2018.
During the quarter the Company continued to hedge interest rate risk, primarily through the use of interest rate swaps, short positions in TBAs, U.S. Treasury securities, and futures. The decline in medium-term and long-term interest rates during the quarter generated net realized and unrealized losses on the Company's interest rate hedges.
The Company's non-Agency RMBS performed well during the quarter, driven by strong net interest income and unrealized gains. Fundamentals underlying non-Agency RMBS remain strong, led by a stable housing market. To the extent that more attractive entry points develop in non-Agency RMBS, the Company may increase its capital allocation to this sector.
Core Earnings and Adjusted Core Earnings were lower quarter over quarter, primarily as a result of lower asset yields.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings and Adjusted Core Earnings are supplemental non-GAAP financial measures. The Company believes that Core Earnings and Adjusted Core Earnings provide information useful to investors because they are metrics that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Adjusted Core Earnings are used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings and Adjusted Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings and Adjusted Core Earnings are incomplete measures of the Company's financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three-month periods ended September 30, 2019 and June 30, 2019, the Company's Core Earnings and Adjusted Core Earnings on a consolidated basis to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure on its Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three-Month Period Ended September 30, 2019	Three-Month Period Ended June 30, 2019(1)
Net Income (Loss)	$3,729	$(107)
Adjustments:
Net realized (gains) losses on securities	(1,564)	(1,418)
Change in net unrealized (gains) losses on securities	1,862	(14,511)
Net realized (gains) losses on financial derivatives	(9,058)	8,771
Change in net unrealized (gains) losses on financial derivatives	5,351	8,442
Net realized gains (losses) on periodic settlements of interest rate swaps	2,347	(383)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(1,815)	1,045
Subtotal	(2,877)	1,946
Core Earnings	$852	$1,839
Less: Catch-up Premium Amortization Adjustment	(1,564)	(904)
Adjusted Core Earnings	$2,416	$2,743
Weighted Average Shares Outstanding	12,459,478	12,467,103
Core Earnings Per Share	$0.07	$0.15
Adjusted Core Earnings Per Share	$0.19	$0.22

(1)	Conformed to current period presentation.
About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.

Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, November 5, 2019, to discuss its financial results for the quarter ended September 30, 2019. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 8082416. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, November 5, 2019, at approximately 2:00 p.m. Eastern Time through Tuesday, November 19, 2019 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 8082416. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 8, 2019 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2019	June 30, 2019	September 30, 2019
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$10,485	$12,139	$35,237
Interest expense	(8,820)	(9,662)	(28,038)
Total net interest income	1,665	2,477	7,199
EXPENSES
Management fees to affiliate	582	582	1,759
Professional fees	216	207	652
Compensation expense	132	112	394
Insurance expense	74	74	221
Other operating expenses	341	325	987
Total expenses	1,345	1,300	4,013
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	1,564	1,418	1,308
Net realized gains (losses) on financial derivatives	(1,862)	(8,771)	(22,723)
Change in net unrealized gains (losses) on securities	9,058	14,511	45,540
Change in net unrealized gains (losses) on financial derivatives	(5,351)	(8,442)	(14,761)
Total other income (loss)	3,409	(1,284)	9,364
NET INCOME (LOSS)	$3,729	$(107)	$12,550
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.30	$(0.01)	$1.01
WEIGHTED AVERAGE SHARES OUTSTANDING	12,459,478	12,467,103	12,464,800
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.28	$0.28	$0.90

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2019	June 30, 2019	December 31, 2018(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$50,188	$41,473	$18,585
Mortgage-backed securities, at fair value	1,394,568	1,459,452	1,540,296
Due from brokers	56,734	41,838	24,051
Financial derivatives–assets, at fair value	475	1,831	11,839
Reverse repurchase agreements	43,008	40,097	379
Receivable for securities sold	123,594	106,376	74,197
Interest receivable	5,127	5,204	5,607
Other assets	708	771	612
Total Assets	$1,674,402	$1,697,042	$1,675,566
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,337,984	$1,442,043	$1,481,561
Payable for securities purchased	114,684	39,528	11,275
Due to brokers	294	751	1,325
Financial derivatives–liabilities, at fair value	19,886	15,891	16,559
U.S. Treasury securities sold short, at fair value	37,835	34,522	374
Dividend payable	3,485	3,491	4,252
Accrued expenses	681	664	838
Management fee payable to affiliate	582	582	579
Interest payable	4,400	4,965	4,981
Total Liabilities	1,519,831	1,542,437	1,521,744
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,448,421, 12,467,103, and 12,507,213 shares issued and outstanding, respectively)	124	125	125
Additional paid-in-capital	230,303	230,580	230,888
Accumulated deficit	(75,856)	(76,100)	(77,191)
Total Shareholders' Equity	154,571	154,605	153,822
Total Liabilities and Shareholders' Equity	$1,674,402	$1,697,042	$1,675,566
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$12.42	$12.40	$12.30

(1)	Derived from audited financial statements as of December 31, 2018.